                                                                    EXHIBIT 10.1



                          AGREEMENT AND PLAN OF MERGER


                                     Among

                            EUROSTAR PERFUMES, INC.,

                       TRANSVIT MANUFACTURING CORPORATION

                                      and

                              TRISTAR CORPORATION




                                  July 1, 1995

                               TABLE OF CONTENTS


I

                                                        THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.3     Consummation of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.4     Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.5     Certificate of Incorporation; Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.6     Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.7     Conversion of Securities; Exchange; Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . .   2
         1.8     Taking of Necessary Action; Further Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

II

                                              REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . .   3
         2.1     Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.2     Representations and Warranties of Eurostar and Parent  . . . . . . . . . . . . . . . . . . . . . . .   3
                 (a)      Organization and Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 (b)      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 (c)      Authorization and Validity of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 (d)      No Approvals or Notices Required; No Conflict with Instruments to which Eurostar or
                          Parent is a Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 (e)      Eurostar Financial Statements; Material Agreements  . . . . . . . . . . . . . . . . . . . .   5
                 (f)      Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events . . . . .   5
                 (g)      Certain Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 (h)      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 (i)      Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 (j)      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 (k)      Environmental . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 (l)      No Severance Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 (m)      Voting Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 (n)      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 (o)      Title to Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.3     Representations and Warranties of Tristar  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 (a)      Organization and Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 (b)      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (c)      Authorization and Validity of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (d)      No Approvals or Notices Required; No Conflict with Instruments to which Tristar or any of the Tristar Subsidiaries is a Party  . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (e)      Commission Filings; Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (f)      Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events . . . . .  12
                 (g)      Certain Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (h)      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (i)      Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (j)      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (k)      Environmental . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (l)      No Severance Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 (m)      Voting Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 (n)      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (o)      Title to Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

III

                                    COVENANTS OF EUROSTAR PRIOR TO THE EFFECTIVE TIME   . . . . . . . . . . . . . . .  16
         3.1     Conduct of Business by Eurostar Pending the Merger . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.2     Access to Information; Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

IV

                                     COVENANTS OF TRISTAR PRIOR TO THE EFFECTIVE TIME . . . . . . . . . . . . . . . .  18
         4.1     Conduct of Business by Tristar Pending the Merger  . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.2     Access to Information; Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.3     NASDAQ/NMS Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

V

                                                  ADDITIONAL AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . .  19
         5.1     Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.2     Approval of Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.3     Filings; Consents; Reasonable Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.4     Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.5     Agreement to Defend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.6     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.7     Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.8     Termination of Distribution Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

VI

                                                        CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.1     Conditions to Obligation of Each Party to Effect the Merger  . . . . . . . . . . . . . . . . . . . .  21
         6.2     Additional Conditions to Obligations of Tristar  . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.3     Additional Conditions to Obligations of Eurostar . . . . . . . . . . . . . . . . . . . . . . . . . .  22

VII

                                                      MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.3     Waiver and Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.4     Survival of Representations, Warranties, Covenants and Agreements  . . . . . . . . . . . . . . . . .  24
         7.5     Public Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.6     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.7     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.8     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.9     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.10    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.11    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.12    Entire Agreement; Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (the "Agreement"), executed the 31st day of July, 1995 (the "Date Hereof"), to be effective July 1, 1995 (the "Effective Date"), is among Eurostar Perfumes, Inc., a Texas corporation ("Eurostar"), Transvit Manufacturing Corporation, a British Virgin Islands corporation and the sole stockholder of Eurostar ("Parent"), and TRISTAR CORPORATION, a Delaware corporation ("Tristar").

         WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, as of the Date Hereof, the respective Boards of Directors of Eurostar and Tristar, and Parent as sole stockholder of Eurostar, have approved the merger of Eurostar with and into Tristar (the "Merger"), whereby each issued and outstanding share of common stock, par value $.001 per share, of Eurostar ("Eurostar Common Stock") not owned directly or indirectly by Eurostar will be converted into the right to receive common stock, par value $.01 per share, of Tristar ("Tristar Common Stock"), as provided herein;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, the Merger is intended to be accounted for in a manner similar to a "pooling of interests" for accounting purposes; and

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.1 The Merger. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), and the Texas Business Corporation Act (the "TBCA"), at the Effective Time (as defined in Section 1.3) Eurostar shall be merged with and into Tristar. As a result of the Merger, the separate corporate existence of Eurostar shall cease and Tristar shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of Eurostar in accordance with the DGCL and the TBCA.

         1.2 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Fulbright & Jaworski L.L.P., 300 Convent Street, Suite 2200, San Antonio, Texas, as soon as practicable after the satisfaction or waiver of the conditions set forth in
Article VI or at such other time and place and on such other date as Eurostar and Tristar shall agree; provided, that the closing conditions set forth in
Article VI shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the "Closing Date".

         1.3 Consummation of the Merger. As soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, and by filing with the Secretary of State of the State of Texas articles of merger in such form as required by, and executed in accordance with, the Texas Business Corporation Act (the "TBCA"). The "Effective Time" of the Merger as that term is used in this Agreement shall mean the later to occur of the filing of such certificate of merger or articles of merger.

         1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL and the TBCA and as set forth herein.

         1.5 Certificate of Incorporation; Bylaws. The Certificate of Incorporation and bylaws of Tristar, as in effect immediately prior to the Effective Time and as amended as described in the Preliminary Proxy Statement (hereinafter defined), shall be the Certificate of Incorporation and bylaws of the Surviving Corporation and thereafter shall continue to be its Certificate of Incorporation and bylaws until amended as provided therein and under the DGCL.

         1.6 Directors and Officers. The directors of Tristar immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation, and the officers of Tristar immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         1.7     Conversion of Securities; Exchange; Fractional Shares.
Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Eurostar, Tristar or their respective stockholders:

                 (a) Each share of Eurostar Common Stock issued and outstanding immediately prior to the Effective Time (the "Shares"), other than any Shares to be canceled pursuant to Section 1.7(b), shall be converted, subject to the provisions of this Section 1.7, into the right to receive 9.97781 shares of Tristar Common Stock; provided, however, that no fractional shares of Eurostar Common Stock shall be issued, and, in lieu thereof, the number of shares shall be rounded downward to the next whole number.

                 (b) Each share of Eurostar Common Stock held in the treasury of Eurostar immediately prior to the Effective Time shall be canceled and extinguished at the Effective Time without any conversion thereof and no payment shall be made with respect thereto.

                 (c) As soon as practicable after the Effective Time, each holder of an outstanding certificate that prior thereto represented Shares shall be entitled, upon surrender thereof to the transfer agent for the Tristar Common Stock, to receive in exchange therefor a certificate or certificates representing the number of whole shares of Tristar Common Stock into which the Shares so surrendered shall have been converted as aforesaid, of such denominations and registered in such names as such holder may request. Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented Shares shall be deemed from and after the Effective Time, for all corporate purposes, other than the payment of earlier dividends and distributions, to evidence the ownership of the number of full shares of Tristar Common Stock into which such Shares shall have been converted pursuant to this Section 1.7. Unless and until any such outstanding certificates shall be surrendered, no dividends or other distributions payable to the holders of Tristar Common Stock, as of any time on or after the Effective Time, shall be paid to the holders of such outstanding certificates which prior to the Effective Time represented Shares; provided, however, that, upon surrender and exchange of such outstanding certificates, there shall be paid to the record holders of the certificates issued and exchanged therefor the amount, without interest thereon, of dividends and other distributions, if any, that theretofore were declared and became payable since the Effective Time with respect to the number of full shares of Tristar Common Stock issued to such holders.

                 (d) All shares of Tristar Common Stock into which the Shares shall have been converted pursuant to this Section 1.7 shall be issued in full satisfaction of all rights pertaining to such converted Shares.

         1.8 Taking of Necessary Action; Further Action. The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Eurostar or Tristar, such corporations shall direct their respective officers and directors to take all such lawful and necessary action.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         Unless stated otherwise, all representations and warranties are as of the Effective Date.

         2.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

                 (a) "Environmental Laws" shall mean all federal, state, local or municipal laws, rules, regulations, statutes, ordinances or orders of any governmental entity relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful. The term "Environmental Laws" shall include, but not be limited to, the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq. and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq.

                 (b) "Environmental Permit" shall mean any permit, license, approval, registration, identification number or other authorization with respect to any business or other operations conducted by Eurostar or any Eurostar Subsidiary (as defined in Section 2.2(a)) or Tristar or any Tristar subsidiary (as defined in
         Section 2.3(a)).

                 (c) "Hazardous Materials" shall mean any (i) petroleum or petroleum products, (ii) hazardous substances as defined by Section 101(14) of CERCLA or (iii) any other chemical, substance or waste that is regulated under any Environmental Law.

                 (d) "Knowledge" of any party shall mean the collective knowledge of such party's officers, directors and key employees.

                 (e) "Material Adverse Change" with respect to any party shall mean a material adverse change in the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole; provided, however, that in no event shall the term "Material Adverse Change" be deemed to include (a) changes in national economic conditions or industry conditions generally, (b) changes, or possible changes, in federal, state or local statutes and regulations applicable to Eurostar, Tristar or the Surviving Corporation.

                 (f) "Material Adverse Effect" on any party shall mean any material adverse effect on the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole or on such party's ability to consummate the Merger;

                 (g) "Permitted Liens" shall mean (A) liens for taxes not due and payable or which are being contested in good faith, (B) mechanics', warehousemen's and other statutory liens incurred in the ordinary course of business, and (C) defects and irregularities in title and encumbrances which are not substantial in character or amount and do not materially impair the use of the property or asset in question.

         2.2 Representations and Warranties of Eurostar and Parent. Eurostar and Parent hereby, jointly and severally, represent and warrant to Tristar that, except as set forth in the Preliminary Proxy Statement or in the disclosure letter delivered by Eurostar to Tristar on the Date Hereof (the "Eurostar Disclosure Letter") that as of the Effective Date:

                 (a) Organization and Compliance with Law. Eurostar and each of its corporate subsidiaries (the "Eurostar Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to have such governmental authority would not, either individually or in the aggregate, have a Material Adverse Effect. Eurostar and each of the Eurostar Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, have a Material Adverse Effect. Neither Eurostar nor any of the Eurostar Subsidiaries, nor any employee or, to the Knowledge of Eurostar, any agent of Eurostar or any of the Eurostar Subsidiaries, has made any payment or transfer of funds or assets to any person or conferred any benefit on any person or received any funds, assets or personal benefit in violation of any applicable law, rule or regulation. Eurostar and each of the Eurostar Subsidiaries is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not, either individually or in the aggregate, have a Material Adverse Effect. Eurostar has heretofore delivered to Tristar true and complete copies of the articles of incorporation and bylaws of Eurostar. The Eurostar Disclosure Letter sets forth each of the Eurostar Subsidiaries and their respective jurisdictions of incorporation.

                 (b)      Capitalization.

                          (i) The authorized capital stock of Eurostar consists of 1,000,000 shares of Eurostar Common Stock, par value $.001 per share, all of which are issued and outstanding. All issued shares of Eurostar Common Stock are validly issued, fully paid and nonassessable and were not issued in violation of the preemptive rights of any person. Eurostar is not a party to, and has no Knowledge of, any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Eurostar. All issued shares of Eurostar Common Stock are owned by Parent free and clear of all liens, charges, encumbrances, adverse claims and options of any nature. All outstanding shares of capital stock of Eurostar Subsidiaries are owned by Eurostar free and clear of all liens, charges, encumbrances, adverse claims and options of any nature.

                          (ii) Other than as set forth in this Section 2.2(b), there are not as of the Effective Date, and at the Effective Time there will not be, any (A) shares of capital stock or other equity securities of Eurostar outstanding or
                 (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Eurostar, or contracts, understandings or arrangements to which Eurostar is a party, or by which it is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock.

                 (c) Authorization and Validity of Agreement. Eurostar and Parent have all requisite corporate power and authority to enter into this Agreement and to perform their respective obligations hereunder. As of the Date hereof, the execution and delivery by Eurostar and Parent of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action. As of the Date hereof, this Agreement has been duly executed and delivered by Eurostar and Parent and is the valid and binding obligation of Eurostar and Parent, enforceable against Eurostar and Parent in accordance with its terms, except as such enforceability may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief, and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law) and except as the enforceability of any indemnification provision contained in this Agreement may be limited by applicable federal or state securities laws.

                 (d) No Approvals or Notices Required; No Conflict with Instruments to which Eurostar or Parent is a Party. Neither the execution and delivery of this Agreement nor the performance by Eurostar or Parent of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Eurostar or Parent, will
         (i) conflict with the charter or bylaws of Eurostar or Parent; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to Eurostar or Parent;
         (iii) except for (A) requirements of Federal and state securities law, and (B) the filing of articles of merger by Eurostar in accordance with the TBCA, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Eurostar or Parent; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Eurostar or Parent under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Eurostar or Parent is a party or by which Eurostar or Parent or any of their respective assets or properties are bound or encumbered, except those that have already been given, obtained or filed and except in any of the cases enumerated in clauses (ii) through (iv), those that, in the aggregate, would not have a Material Adverse Effect.

                 (e) Eurostar Financial Statements; Material Agreements. Eurostar has delivered to Tristar copies of the consolidated balance sheet of Eurostar and the Eurostar Subsidiaries as of September 30, 1992, 1993 and 1994, and March 31, 1995, and consolidated statements of income and consolidated statements of shareholders' equity of Eurostar and the Eurostar Subsidiaries for the fiscal periods then ended. The financial statements delivered by Eurostar pursuant to this Section 2.2(e) are collectively referred to herein as the "Eurostar Consolidated Financial Statements." The Eurostar Consolidated Financial Statements do not include the pro forma financial statements of Tristar and Eurostar included in the Preliminary Proxy Statement or to be included in the Proxy Statement (hereinafter defined).

                 Each of the Eurostar Consolidated Financial Statements (including any related notes or schedules) was, and each of the Eurostar Consolidated Financial Statements to be included in the Proxy Statement will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto), and fairly presents or will fairly present, as the case may be, the consolidated financial position of Eurostar and the Eurostar Subsidiaries as of the dates thereof and the statements of income, cash flows (or changes in financial position prior to the approval of Statement of Financial Accounting Standards Number 95) and stockholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis comparable with past periods in accordance with generally accepted accounting principles). As of the Effective Date, neither Eurostar nor any of the Eurostar Subsidiaries has any material liabilities, absolute or contingent, not reflected in the Eurostar Consolidated Financial Statements, except for (i) liabilities not required under generally accepted accounting principles to be reflected on such financial statements or the notes thereto and (ii) liabilities incurred in the ordinary course of business since March 31, 1995, consistent with past operations and not relating to the borrowing of money. The Eurostar Disclosure Letter contains a list of all material contracts of Eurostar and the Eurostar Subsidiaries, true and correct copies of which have been made available to Tristar.

                 (f) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since March 31, 1995, except as contemplated by this Agreement, Eurostar and the Eurostar Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been (i) any Material Adverse Change in Eurostar or any condition, event or development that reasonably may be expected to result in any such Material Adverse Change; (ii) any change by Eurostar in its accounting methods, principles or practices; or (iii) any declaration, setting aside or payment of any dividends or distributions in respect of the Eurostar Common Stock or any redemption, purchase or other acquisition of any of its securities or any securities of any of the Eurostar Subsidiaries.

                 (g) Certain Fees. With the exception of the engagement of Principal Financial Services, Inc. and Duncan-Smith Co., by Eurostar, neither Eurostar nor any of its officers, directors or employees, on behalf of Eurostar or any of the Eurostar Subsidiaries or its or their respective Boards of Directors (or any committee thereof), has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

                 (h) Litigation. There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Eurostar or any of the Eurostar Subsidiaries, threatened against or affecting Eurostar or any of the Eurostar Subsidiaries or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located, that individually or in the aggregate if adversely determined would have a Material Adverse Effect, or that involve the risk of criminal liability.

                 (i) Employee Benefit Plans. The Eurostar Disclosure Letter sets forth a complete and accurate list of:

                          (i) each "employee welfare benefit plan" (as such term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (the "Eurostar Welfare Plans");

                          (ii) each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) (the "Eurostar Pension Plans"); and

                          (iii) all other employee benefit agreements or arrangements, including, but not limited to, deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts and other similar plans, agreements and arrangements (collectively, with the Eurostar Welfare Plans and the Eurostar Pension Plans, the "Eurostar Benefit Plans"),

         that were in effect as of the Effective Date or were maintained within three years of the Closing Date, or were approved before the Effective Date but are not yet effective, for the benefit of directors, officers, employees or former employees (or their beneficiaries) of Eurostar, any of the Eurostar Subsidiaries incorporated in the United States (the "Eurostar U.S. Subsidiaries") or any member of a controlled group or affiliated service group (as defined in Section 414(b), (c) or (m) of the Code) that is incorporated or domiciled in the United States of which Eurostar or any of the Eurostar U.S. Subsidiaries is a member (collectively, the "Eurostar Group"). Eurostar and the Eurostar U.S. Subsidiaries have provided to Tristar, as to each Eurostar Benefit Plan, as applicable, access to a complete and accurate copy of (i) such plan, agreement or arrangement; (ii) the trust, group annuity contract or other document that provides the funding for such plan; (iii) the most recent annual Form 5500, 990 and 1041 reports; (iv) the most recent actuarial report or valuation statement; (v) the most current summary plan description, booklet or other descriptive written materials, and any summary of material modifications prepared after each such summary plan description; (vi) the most recent Internal Revenue Service ("IRS") determination letter and all rulings or determinations requested from the IRS subsequent to the date of such determination letter; and (vii) all other pending correspondence from the IRS or the Department of Labor that relates to such plan received by Eurostar.

                 Each Eurostar Welfare Plan and each Eurostar Pension Plan (i) is in compliance with ERISA, including, but not limited to, all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA, except where the failure to be in compliance would not, either individually or in the aggregate, have a Material Adverse Effect; (ii) is in compliance with the Code, except where the failure to be in compliance would not, either individually or in the aggregate, have a Material Adverse Effect; (iii) has had the appropriate Form 5500 timely filed for any Eurostar Pension Plan for each year of its existence and for any Eurostar Welfare Plan for each year of its existence after 1987; (iv) has not engaged in any transaction described in Section 406 or 407 of ERISA or Section 4975 of the Code unless it received an exemption under Section 408 of ERISA or Section 4975 of the Code, as applicable, or unless such transaction has been corrected and all applicable excise taxes paid or waived; (v) has at all times complied with the bonding requirements of Section 412 of ERISA; (vi) has no issue pending (other than the payment of benefits in the normal course or the qualification of the plan pursuant to an application pending before the IRS) nor any issue resolved adversely to the Eurostar Group that may subject the Eurostar Group to the payment of a penalty, interest, tax or other amount; and (vii) can be unilaterally terminated or amended on no more than 90 days' notice.
         No notice has been received by the Eurostar Group of an increase or proposed increase in any premium relative to any Eurostar Benefit Plan, and no amendment to any Eurostar Benefit Plan within the last twelve months has increased the rate of employer contributions thereunder.

                 Each Eurostar Benefit Plan that is intended to be a voluntary employee benefit association has been submitted to and approved by the IRS as exempt from federal income tax under Section 501(c)(9) of the Code, or the applicable submission period relating to any such plan will not have ended prior to the Closing. No Eurostar Benefit Plan will cause the Eurostar Group to have liability for severance pay as a result of this Agreement. The Eurostar Group does not provide employee post-retirement medical or health coverage or contribute to or maintain any employee welfare benefit plan that provides for health benefit coverage following termination of employment except as required by Section 4980B(f) of the Code or other applicable statute, nor has the Eurostar Group made any representations, agreements, covenants or commitments to provide that coverage. All group health plans maintained by the Eurostar Group have been operated in compliance with Section 4980B(f) of the Code.

                 Each Eurostar Pension Plan has been submitted to and approved as qualifying under Section 401(a) of the Code by the IRS or the applicable remedial amendment period relating to such plan will not have ended prior to the Closing. No facts have occurred which, if known by the IRS, could cause disqualification of any Eurostar Pension Plan. Each Eurostar Pension Plan to which Section 412 of the Code is applicable fully complies with the funding requirements of that Section and there is no accumulated funding deficiency as defined in
         Section 302(a)(2) of ERISA (whether or not waived) in any such plan. The Eurostar Group has paid all premiums (including interest, charges and penalties for late payment) due the Pension Benefit Guaranty Corporation (the "PBGC") with respect to each Eurostar Pension Plan for which premiums are required. No Eurostar Pension Plan has been terminated under circumstances that would result in liability to the PBGC or the Eurostar Group. There has been no "reportable event" (as defined in Section 4043(b) of ERISA and the regulations under that Section) with respect to any Eurostar Pension Plan subject to Title IV of ERISA. With respect to each Eurostar Pension Plan, the Eurostar Group has not (i) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of
         Section 4063 of ERISA or (iii) ceased making contributions on or before the Closing Date to any such plan subject to Section 4064(a) of ERISA to which the Eurostar Group made contributions at any time during the six years prior to the Closing Date. Neither the Eurostar Group nor any member thereof has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA.

                 Eurostar's subsidiaries incorporated outside of the United States and any benefit plans maintained by any of them for the benefit of their directors, officers, employees or former employees (or any of their beneficiaries) are in compliance with applicable laws pertaining to such plans in the jurisdictions of such subsidiaries, except where such failure to be in compliance would not, either individually or in the aggregate, have a Material Adverse Effect.

                 (j) Taxes. All returns and reports, including, without limitation, information and withholding returns and reports ("Tax Returns") of or relating to any foreign, federal, state or local tax, assessment or other governmental charge ("Taxes" or a "Tax") that are required to be filed on or before the Closing Date by or with respect to Eurostar or any of the Eurostar Subsidiaries, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504(a) of the Code) of corporations of which Eurostar was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed (including any applicable extensions), and all Taxes, including interest and penalties, due and payable pursuant to such Tax Returns have been paid or adequately provided for in reserves established by Eurostar, except where the failure to file, pay or provide for would not, either individually or in the aggregate, have a Material Adverse Effect. No Tax Returns of or with respect to Eurostar or any of the Eurostar Subsidiaries have been audited by the applicable governmental authority. There is no material claim against Eurostar or any of the Eurostar Subsidiaries with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Eurostar or any of the Eurostar Subsidiaries that has not been adequately provided for in reserves established by Eurostar. The total amounts set up as liabilities for current and deferred Taxes in the balance sheet dated March 31, 1995, included in the Eurostar Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all material Taxes, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of Eurostar and the Eurostar Subsidiaries through the periods covered thereby.

                 (k) Environmental. Except such matters which would not, either individually or in the aggregate, have a Material Adverse
         Effect:

                          (i) Neither Eurostar nor any Eurostar Subsidiary has caused or, to the Knowledge of Eurostar, permitted the release or disposal of Hazardous Materials onto, at or near any property owned or operated by Eurostar or any Eurostar Subsidiary.

                          (ii) To the Knowledge of Eurostar, neither Eurostar nor any Eurostar Subsidiary has caused or allowed the generation, use, treatment, storage or disposal of Hazardous Materials in connection with any business or other operations conducted by Eurostar or any Eurostar Subsidiary except in accordance with all applicable Environmental Laws.

                          (iii) To the Knowledge of Eurostar, Eurostar and the Eurostar Subsidiaries have obtained and are in substantial compliance with all Environmental Permits required with respect to the business or other operations conducted by Eurostar or any Eurostar Subsidiary.

                          (iv) To the Knowledge of Eurostar, Eurostar and the Eurostar Subsidiaries have filed all reports required by Environmental Laws.

                          (v) Eurostar and the Eurostar Subsidiaries have provided Tristar access to all environmental audits or assessments prepared by or for, or received by, Eurostar or any Eurostar Subsidiary with respect to any business or other operations conducted by Eurostar or any Eurostar Subsidiary.

                          (vi) Eurostar has no Knowledge of any facts, conditions or circumstances that could cause Eurostar or any Eurostar Subsidiary to incur any loss, liability, damage, costs or expenses, with respect to any individual event in excess of $50,000, or in the aggregate in excess of $250,000, over Eurostar's accrued liabilities related to environmental matters reflected on Eurostar's most recent consolidated balance sheet contained in the Eurostar Consolidated Financial Statements, for (A) violations of United States or foreign Environmental Laws, (B) failure to obtain a United States or foreign Environmental Permit, (C) response or remedial costs under any Environmental Law or (D) personal injury or property damage resulting from exposure to or releases of Hazardous Materials under United States or foreign Environmental Laws.

                          (vii) Neither Eurostar nor any Eurostar Subsidiary has received any inquiry or notice, nor does Eurostar have any reason to suspect or believe any of them will receive any inquiry or notice, of any actual or potential proceeding, claim, lawsuit or loss that arises under or relates to any Environmental Law.

                          (viii) Neither Eurostar nor any Eurostar Subsidiary is currently operating or required to be operating under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or any corrective action decree, order or agreement issued or entered into under any Environmental Law.

                          (ix) No underground storage tanks are present on the properties owned or operated by either Eurostar or any Eurostar U.S. Subsidiary and, to the Knowledge of Eurostar, any underground storage tanks previously removed from any properties owned or operated by either Eurostar or any Eurostar U.S. Subsidiary were removed in accordance with applicable Environmental Laws.

                          (x) To the Knowledge of Eurostar, all prior operations conducted by Eurostar or any Eurostar Subsidiary have been conducted in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under applicable Environmental Laws.

                 (l) No Severance Payments. None of Eurostar or the Eurostar Subsidiaries will owe a severance payment or similar obligation to any of their respective employees, officers or directors as a result of the Merger or the transactions contemplated by this Agreement, nor will any of such persons be entitled to an increase in severance payments or other benefits as a result of the Merger or the transactions contemplated by this Agreement in the event of the subsequent termination of their employment.

                 (m) Voting Requirements. The consent of the holders of at least a majority of the outstanding shares of Eurostar Common Stock is the only action of the holders of any class or series of the capital stock of Eurostar necessary to approve this Agreement and the Merger.

                 (n) Insurance. The Eurostar Disclosure Letter sets forth all policies of insurance in effect as of the Effective Date relating to the business or operations of Eurostar and the Eurostar Subsidiaries.

                 (o) Title to Property. Eurostar and each of the Eurostar Subsidiaries have good and indefeasible title to all of their respective real properties purported to be owned in fee and good title to all their respective other material assets, free and clear of all mortgages, liens, charges and encumbrances other than Permitted Liens.

         2.3 Representations and Warranties of Tristar. Tristar hereby represents and warrants to Eurostar that, except as set forth in the Preliminary Proxy Statement or in the disclosure letter delivered by Tristar to Eurostar on the Date Hereof (the "Tristar Disclosure Letter") that as of the Effective Date:

                 (a) Organization and Compliance with Law. Tristar and each of its subsidiaries (the "Tristar Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to have such governmental authority would not, either individually or in the aggregate, have a Material Adverse Effect. Tristar and each of the Tristar Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, have a Material Adverse Effect. Tristar and each of the Tristar Subsidiaries is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not, either individually or in the aggregate, have a Material Adverse Effect. Neither Tristar nor any of the Tristar Subsidiaries, nor any employee or, to the Knowledge of Tristar, any agent of Tristar or any of the Tristar Subsidiaries, has made any payment or transfer of funds or assets to any person or conferred any benefit on any person or received any funds, assets or personal benefit in violation of any applicable law, rule or regulation. Tristar has heretofore delivered to Eurostar true and complete copies of the certificate or articles of incorporation and bylaws of Tristar and each Tristar Subsidiary. The Tristar Disclosure Letter sets forth each of the Tristar Subsidiaries and their respective jurisdictions of incorporation.

                 (b)      Capitalization.

                          (i) The authorized capital stock of Tristar consists of 10,000,000 shares of Tristar Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.05 per share. As of June 15, 1995, there were issued and outstanding 6,648,996 shares of Tristar Common Stock and no shares of preferred stock, and no shares of Tristar Common Stock were held as treasury shares. As of June 15, 1995, there were reserved for issuance 2,666,634 shares of Tristar Common Stock pursuant to the stock option plan and warrants described in Section 2.3(b)(ii). All issued shares of Tristar Common Stock are validly issued, fully paid and nonassessable and no holder thereof is entitled to preemptive rights. Tristar is not a party to, and has no Knowledge of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Tristar. All outstanding shares of capital stock of the Tristar Subsidiaries are owned by Tristar free and clear of all liens, charges, encumbrances, adverse claims and options of any nature.

                          (ii)    As of the Effective Date, there are
                 outstanding options (the "Tristar Options") issued to employees and directors to purchase an aggregate of 200,428 shares of Tristar Common Stock under Tristar's 1991 Stock Option Plan; 66,206 shares of Tristar Common Stock under a Nonqualified Stock Option Agreement and outstanding warrants issued to affiliates of Eurostar to purchase an aggregate of 2,400,000 shares of Tristar Common Stock (the "Tristar Warrants"). Other than as set forth in this Section 2.3(b), there are not as of the Effective Date, and at the Effective Time there will not be, any (A) shares of capital stock or other equity securities of Tristar outstanding (other than Tristar Common Stock issued pursuant to the exercise of Tristar Options or Tristar Warrants as described herein) or
                 (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Tristar, or contracts, understandings or arrangements to which Tristar is a party, or by which it is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock.

                 (c) Authorization and Validity of Agreement. Tristar has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Tristar of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action (subject only, with respect to the Merger, to adoption of this Agreement by its stockholders as provided for in
         Section 5.2). On or prior to the Date Hereof, the Board of Directors of Tristar and the Acquisition Committee of the Board of Directors of Tristar have determined to recommend approval of the Merger to the stockholders of Tristar, and such determination is in effect as of the Date Hereof. This Agreement has been duly executed and delivered by Tristar and is the valid and binding obligation of Tristar, enforceable against Tristar in accordance with its terms, except as such enforceability may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief, and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law) and except as the enforceability of any indemnification provision contained in this Agreement may be limited by applicable federal or state securities laws.

                 (d) No Approvals or Notices Required; No Conflict with Instruments to which Tristar or any of the Tristar Subsidiaries is a Party. Neither the execution and delivery of this Agreement nor the performance by Tristar of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Tristar, will
         (i) conflict with the Certificate of Incorporation or bylaws of Tristar or the charter or bylaws of any of the Tristar Subsidiaries;
         (ii) assuming satisfaction of the requirements set forth in clause
         (iii) below, violate any provision of law applicable to Tristar or any of the Tristar Subsidiaries; (iii) except for (A) requirements of Federal and state securities law, and (B) the filing of a certificate of merger in accordance with the DGCL, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Tristar or any of the Tristar Subsidiaries; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Tristar or any of the Tristar Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Tristar or any of the Tristar Subsidiaries is a party or by which Tristar or any of the Tristar Subsidiaries or any of its or their respective assets or properties are bound or encumbered, except those that have already been given, obtained or filed and except in any of the cases enumerated in clauses (ii) through (iv), those that, in the aggregate, would not have a Material Adverse Effect.

                 (e) Commission Filings; Financial Statements. Since August 31, 1991, Tristar and each of the Tristar Subsidiaries have filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the Commission under the Securities Act and the Exchange Act. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Tristar with the Commission since August 31, 1991 through the Date Hereof, together with any amendments thereto, are sometimes collectively referred to as the "Tristar Commission Filings". Tristar has heretofore delivered to Eurostar copies of the Tristar Commission Filings. As of the respective dates of their filing with the Commission, except as otherwise disclosed in later filings with the Commission, the Tristar Commission Filings complied, and the Proxy Statement (as defined in Section 5.1) (except with respect to information concerning Eurostar and the Eurostar Subsidiaries furnished by or on behalf of Eurostar to Tristar specifically for use therein) will comply, in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                 All material contracts of Tristar and the Tristar Subsidiaries have been included in the Tristar Commission Filings, except for those contracts not required to be filed pursuant to the rules and regulations of the Commission, and copies of all such contracts have been made available to Eurostar.

                 Each of the consolidated financial statements (including any related notes or schedules) included in the Tristar Commission Filings was, and each of the consolidated financial statements to be included in the Proxy Statement (except for those financial statements of Eurostar and the Eurostar Subsidiaries furnished by or on behalf of Eurostar to Tristar specifically for use therein) will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto), and fairly presents or will fairly present, as the case may be, the consolidated financial position of Tristar and the Tristar Subsidiaries as of the dates thereof and the statements of income, cash flows (or changes in financial position prior to the approval of Statement of Financial Accounting Standards Number 95) and stockholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis comparable with past periods in accordance with generally accepted accounting principles). As of the Date Hereof, Tristar has no material liabilities, absolute or contingent, not reflected in the Tristar Commission Filings, except for (i) liabilities not required under generally accepted accounting principles to be reflected on such financial statements or the notes thereto and (ii) liabilities incurred in the ordinary course of business since May 31, 1995, consistent with past operations and not relating to the borrowing of money.

                 (f) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since February 28, 1995, except as contemplated by this Agreement or disclosed in the Tristar Commission Filings filed with the Commission since that date, Tristar and the Tristar Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been (i) any Material Adverse Change in Tristar or any condition, event or development that reasonably may be expected to result in any such Material Adverse Change; (ii) any change by Tristar in its accounting methods, principles or practices; (iii) any revaluation by Tristar or any of the Tristar Subsidiaries of any of its or their assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any entry by Tristar or any of the Tristar Subsidiaries into any commitment or transaction material to Tristar and the Tristar Subsidiaries, taken as a whole; (v) any declaration, setting aside or payment of any dividends or distributions in respect of the Tristar Common Stock or any redemption, purchase or other acquisition of any of its securities or any securities of any of the Tristar Subsidiaries; (vi) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Tristar and the Tristar Subsidiaries, taken as a whole;
         (vii) any increase in excess of $100,000 in indebtedness for borrowed money; (viii) any granting of a security interest or lien on any material property or assets of Tristar and the Tristar Subsidiaries, taken as a whole, other than Permitted Liens; or (ix) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any officers or key employees of Tristar or any of the Tristar Subsidiaries.

                 (g) Certain Fees. With the exception of the engagement of Howard Frazier Barker Elliott by Tristar, neither Tristar nor any of its officers, directors or employees, on behalf of Tristar or any of the Tristar Subsidiaries or its or their respective Boards of Directors (or any committee thereof), has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

                 (h) Litigation. Except as disclosed in the Tristar Commission Filings, there are no claims, actions, suits, investigations or proceedings pending or, to the Knowledge of Tristar or any of the Tristar Subsidiaries, threatened against or affecting Tristar or any of the Tristar Subsidiaries or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located, that individually or in the aggregate if adversely determined would have a Material Adverse Effect, or that involve the risk of criminal liability.

                 (i) Employee Benefit Plans. The Tristar Disclosure Letter sets forth a complete and accurate list of:

                          (i) each "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) (the "Tristar Welfare Plans");

                          (ii) each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) (the "Tristar Pension Plans"); and

                          (iii) all other employee benefit agreements or arrangements, including, but not limited to, deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts and other similar plans, agreements and arrangements (collectively, with the Tristar Welfare Plans and the Tristar Pension Plans, the "Tristar Benefit Plans"),

         that were in effect as of the Effective Date or were maintained within three years of the Closing Date, or were approved before this date but are not yet effective, for the benefit of directors, officers, employees or former employees (or their beneficiaries) of Tristar, any of the Tristar Subsidiaries or any member of a controlled group or affiliated service group as defined in Sections 414(b),(c),(m) and (o) of the Code of which Tristar or any of the Tristar Subsidiaries is a member (collectively, the "Tristar Group"). Tristar has provided to Eurostar, as to each Tristar Benefit Plan, as applicable, access to a complete and accurate copy of (i) such plan, agreement or arrangement;
         (ii) the trust, group annuity contract or other document that provides the funding for such plan; (iii) the most recent annual Form 5500, 990 and 1041 reports; (iv) the most recent actuarial report or valuation statement; (v) the most current summary plan description, booklet or other descriptive written materials, and any summary of material modifications prepared after each such summary plan description; (vi) the most recent IRS determination letter and all rulings or determinations requested from the IRS subsequent to the date of such determination letter; and (vii) all other pending correspondence from the IRS or the Department of Labor received by any member of the Tristar Group that relates to such plan.

                 Each Tristar Welfare Plan and each Tristar Pension Plan (i) is in compliance with ERISA, including, but not limited to, all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA, except where the failure to be in compliance would not, either individually or in the aggregate, have a Material Adverse Effect; (ii) is in compliance with the Code, except where the failure to be in compliance would not, either individually or in the aggregate, have a Material Adverse Effect; (iii) has had the appropriate Form 5500 timely filed for any Tristar Pension Plan for each year of its existence and for any Tristar Welfare Plan for each year of its existence after 1987; (iv) has not engaged in any transaction described in Section 406 or 407 of ERISA or Section 4975 of the Code unless it received an exemption under Section 408 of ERISA or Section 4975 of the Code, as applicable, or unless such transaction has been corrected and all applicable excise taxes paid or waived; (v) has at all times complied with the bonding requirements of Section 412 of ERISA; (vi) has no issue pending (other than the payment of benefits in the normal course or the qualification of the plan pursuant to an application pending before the IRS) nor any issue resolved adversely to the Tristar Group that may subject the Tristar Group to the payment of a penalty, interest, tax or other amount; and (vii) can be unilaterally terminated or amended on no more than 90 days' notice.
         No notice has been received by the Tristar Group of an increase or proposed increase in any premium relative to any Tristar Benefit Plan, and no amendment to any Tristar Benefit Plan within the last twelve months has increased the rate of employer contributions thereunder.

                 Each Tristar Benefit Plan that is intended to be a voluntary employee benefit association has been submitted to and approved by the IRS as exempt from federal income tax under Section 501(c)(9) of the Code, or the applicable submission period relating to any such plan will not have ended prior to the Closing. No Tristar Benefit Plan will cause the Tristar Group to have liability for severance pay as a result of this Agreement. The Tristar Group does not provide employee post-retirement medical or health coverage or contribute to or maintain any employee welfare benefit plan that provides for health benefit coverage following termination of employment except as required by Section 4980B(f) of the Code or other applicable statute, nor has the Tristar Group made any representations, agreements, covenants or commitments to provide that coverage. All group health plans maintained by the Tristar Group have been operated in compliance with
         Section 4980B(f) of the Code.

                 Except for each Tristar Pension Plan that is an ERISA top-hat plan, each Tristar Pension Plan has been submitted to and approved as qualifying under Section 401(a) of the Code by the IRS or the applicable remedial amendment period relating to such plan will not have ended prior to the Closing. No facts have occurred which, if known by the IRS, could cause disqualification of any Tristar Pension Plan. Each Tristar Pension Plan to which Section 412 of the Code is applicable fully complies with the funding requirements of that Section and there is no accumulated funding deficiency as defined in
         Section 302(a)(2) of ERISA (whether or not waived) in any such plan. The Tristar Group has paid all premiums (including interest, charges and penalties for late payment) due the PBGC with respect to each Tristar Pension Plan for which premiums are required. No Tristar Pension Plan has been terminated under circumstances that would result in liability to the PBGC or the Tristar Group. There has been no "reportable event" (as defined in Section 4043(b) of ERISA and the regulations under that Section) with respect to any Tristar Pension Plan subject to Title IV of ERISA. With respect to each Tristar Pension Plan, the Tristar Group has not (i) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or (iii) ceased making contributions on or before the Closing Date to any such plan subject to Section 4064(a) of ERISA to which the Tristar Group made contributions at any time during the six years prior to the Closing Date. Neither the Tristar Group nor any member thereof has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA.

                 (j) Taxes. All Tax Returns of or relating to any Taxes that are required to be filed on or before the Closing Date by or with respect to Tristar or any of the Tristar Subsidiaries, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504(a) of the Code) of corporations of which Tristar was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed (including any applicable extensions), and all Taxes, including interest and penalties, due and payable pursuant to such Tax Returns have been paid or adequately provided for in reserves established by Tristar, except where the failure to file, pay or provide for would not, either individually or in the aggregate, have a Material Adverse Effect. All Tax Returns of or with respect to Tristar or any of the Tristar Subsidiaries have been audited by the applicable governmental authority, or the applicable statute of limitations has expired, for all periods up to and including the tax year ended August 31, 1986. There is no material claim against Tristar or any of the Tristar Subsidiaries with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Tristar or any of the Tristar Subsidiaries that has not been adequately provided for in reserves established by Tristar. The total amounts set up as liabilities for current and deferred Taxes in the balance sheet dated February 28, 1995, included in the Tristar Commission Filings have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all material Taxes, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of Tristar and the Tristar Subsidiaries through the periods covered thereby.

                 (k) Environmental. Except for such matters which would not, individually or in the aggregate, have a Material Adverse Effect:

                          (i) Neither Tristar nor any Tristar Subsidiary has caused or, to the Knowledge of Tristar, permitted the release or disposal of Hazardous Materials onto, at or near any property owned or operated by Tristar or any Tristar Subsidiary.

                          (ii) To the Knowledge of Tristar, neither Tristar nor any Tristar Subsidiary has caused or allowed the generation, use, treatment, storage or disposal of Hazardous

                 Materials in connection with any business or other operations conducted by Tristar or any Tristar Subsidiary except in accordance with all applicable Environmental Laws.

                          (iii) To the Knowledge of Tristar, Tristar and the Tristar Subsidiaries have obtained and are in substantial compliance with all Environmental Permits required with respect to the business or other operations conducted by Tristar or any Tristar Subsidiary.

                          (iv) To the Knowledge of Tristar, Tristar and the Tristar Subsidiaries have filed all reports required by Environmental Laws.

                          (v) Tristar and the Tristar Subsidiaries have provided Eurostar access to all environmental audits or assessments prepared by or for, or received by, Tristar or any Tristar Subsidiary with respect to any business or other operations conducted by Tristar or any Tristar Subsidiary.

                          (vi) Tristar has no Knowledge of any facts, conditions or circumstances that could cause Tristar or any Tristar Subsidiary to incur any loss, liability, damage, costs or expenses, with respect to any individual event, in excess of $50,000, or in the aggregate in excess of $250,000, for (A) violations of Environmental Laws, (B) failure to obtain an Environmental Permit, (C) response or remedial costs under any Environmental Law or (D) personal injury or property damage resulting from exposure to or releases of Hazardous Materials.

                          (vii) Neither Tristar nor any Tristar Subsidiary has received any inquiry or notice, nor does Tristar have any reason to suspect or believe any of them will receive any inquiry or notice, of any actual or potential proceeding, claim, lawsuit or loss that arises under or relates to any Environmental Law.

                          (viii) Neither Tristar nor any Tristar Subsidiary is currently operating or required to be operating under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or any corrective action decree, order or agreement issued or entered into under any Environmental Law.

                          (ix) No underground storage tanks are present on the properties owned or operated by either Tristar or any Tristar Subsidiary and, to the Knowledge of Tristar, any underground storage tanks previously removed from any properties owned or operated by either Tristar or any Tristar Subsidiary were removed in accordance with applicable Environmental Laws.

                          (x) To the Knowledge of Tristar, all prior operations conducted by Tristar or any Tristar Subsidiary have been conducted in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under applicable Environmental Laws.

                 (l) No Severance Payments. None of Tristar or the Tristar Subsidiaries will owe a severance payment or similar obligation to any of their respective employees, officers or directors as a result of the Merger or the transactions contemplated by this Agreement, nor will any of such persons be entitled to an increase in severance payments or other benefits as a result of the Merger or the transactions contemplated by this Agreement in the event of the subsequent termination of their employment.

                 (m) Voting Requirements. The consent of the holders of at least 66 2/3% of the outstanding shares of Tristar Common Stock is the only action of the holders of any class or series of the capital stock of Tristar necessary to approve this Agreement and the Merger.

                 (n) Insurance. The Tristar Disclosure Letter sets forth all policies of insurance in effect as of the Effective Date relating to the business or operations of Tristar and the Tristar Subsidiaries.

                 (o) Title to Property. As set forth in the Tristar Commission Filings, Tristar and each of the Tristar Subsidiaries have good and indefeasible title to all of their real properties purported to be owned in fee and good title to all their other material assets, free and clear of all mortgages, liens, charges and encumbrances other than Permitted Liens.

                                  ARTICLE III

               COVENANTS OF EUROSTAR PRIOR TO THE EFFECTIVE TIME

         3.1 Conduct of Business by Eurostar Pending the Merger. Eurostar covenants and agrees that, from the Effective Date of this Agreement until the Effective Time, unless Tristar shall otherwise provide its prior consent in writing (which consent shall not be unreasonably withheld) or as disclosed in the Eurostar Disclosure Letter or the Preliminary Proxy Statement or as otherwise expressly contemplated by this Agreement:

                 (a) The business of Eurostar and the Eurostar Subsidiaries shall be conducted only in, and Eurostar and the Eurostar Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice;

                 (b) Eurostar shall not, and shall not permit any of the Eurostar Subsidiaries to:

                          (i) split, combine or reclassify any outstanding capital stock of Eurostar or any of the Eurostar Subsidiaries, or authorize, declare, set aside or pay any dividend payable in cash, stock, property or otherwise in respect of the capital stock of Eurostar or any of the Eurostar Subsidiaries;

                          (ii) authorize or pay any extraordinary bonuses to employees;

                          (iii) grant any stock options or rights to acquire Eurostar Common Stock or common stock of any of the Eurostar Subsidiaries to any person or entity;

                          (iv) authorize or issue, sell, pledge, dispose of or encumber any shares of capital stock of Eurostar or any of the Eurostar Subsidiaries;

                          (v) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, sell, pledge, dispose of or encumber any assets of Eurostar or any of the Eurostar Subsidiaries;

                          (vi) redeem, purchase, acquire or offer to acquire any shares of Eurostar Common Stock or common stock of any of the Eurostar Subsidiaries;

                          (vii) enter into or grant any material change in compensation, benefit, severance, consulting or stay-bonus arrangements applicable to employees generally or applicable to any employee with an annual salary in excess of $50,000;

                          (viii) acquire any corporation, partnership, other business organization or division thereof;

                          (ix)    enter into any contract, agreement,
                 commitment or arrangement other than in the ordinary course of business and consistent with past practice;

                          (x) other than capital expenditures in the ordinary course of business and consistent with past practice, authorize any single capital expenditure (including any single capital lease) that is in excess of $25,000 or capital expenditures (including capital leases) that are, in the aggregate, in excess of $250,000;

                          (xi) amend or propose to amend the charter or bylaws of Eurostar or any of the Eurostar Subsidiaries; or

                          (xii) take, and Eurostar shall use its reasonable efforts to prevent any affiliate of Eurostar from taking, any action that would prevent, with the passage of time, the Merger's qualification for accounting treatment similar to "pooling of interests" accounting treatment or prevent the Merger from being treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

                 (c) Eurostar shall use its reasonable efforts (i) to preserve intact the business organization of Eurostar and each of the Eurostar Subsidiaries, (ii) to maintain in effect any franchises, authorizations or similar rights of Eurostar and each of the Eurostar Subsidiaries, (iii) to keep available the services of the current officers and key employees of Eurostar and each of the Eurostar Subsidiaries, (iv) to preserve its goodwill with those having business relationships with Eurostar and the Eurostar Subsidiaries, (v) to maintain and keep the properties of Eurostar and each of the Eurostar Subsidiaries in as good a repair and condition as exists on the Effective Date, except for deterioration due to ordinary wear and tear and damage due to casualty; and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that maintained on the Effective Date by Eurostar and each of the Eurostar Subsidiaries;

                 (d) Eurostar shall, and shall cause the Eurostar Subsidiaries to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject, except to the extent such failure to perform would not have a Material Adverse Effect on Eurostar, and except for such obligations as Eurostar or the Eurostar Subsidiaries in good faith may dispute; and

                 (e) Eurostar shall not, and shall not permit any of the Eurostar Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue. Eurostar promptly shall advise Tristar orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a Material Adverse Effect on Eurostar.

         3.2 Access to Information; Confidentiality. From the Effective Date to the Effective Time, Eurostar shall, and shall cause the Eurostar Subsidiaries and its and their officers, directors, employees and representatives to, afford the representatives of Tristar complete access during normal business hours to its officers, employees, representatives, properties, books and records, and shall furnish Tristar all financial, operating and other data and information as Tristar, through its representatives, reasonably may request.

         Eurostar agrees to hold in confidence, and not to disclose to others for any reason whatsoever, any non-public information received by it, any of the Eurostar Subsidiaries or its or their representatives in connection with the transactions contemplated hereby except (i) as required by law; (ii) for disclosure to officers, directors, employees, representatives, shareholders and affiliates of Eurostar and the Eurostar Subsidiaries as necessary in connection with the transactions and filings contemplated hereby or as necessary to the operation of Eurostar's business; and (iii) for information which becomes publicly available other than through Eurostar. If the Merger is not consummated, Eurostar will return all non-public documents and other material obtained from Tristar, the Tristar Subsidiaries or its or their representatives in connection with the transactions contemplated hereby, and all copies, summaries and extracts thereof, or certify to Tristar that such information has been destroyed.

                                   ARTICLE IV

                COVENANTS OF TRISTAR PRIOR TO THE EFFECTIVE TIME

         4.1 Conduct of Business by Tristar Pending the Merger. Tristar covenants and agrees that, from the Effective Date of this Agreement until the Effective Time, unless Eurostar shall otherwise provide its prior consent in writing (which consent shall not be unreasonably withheld) or as disclosed in the Tristar Disclosure Letter or the Preliminary Proxy Statement or as otherwise expressly contemplated by this Agreement:

                 (a) The business of Tristar and the Tristar Subsidiaries shall be conducted only in, and Tristar and the Tristar Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice;

                 (b) Tristar shall not, and shall not permit any of the Tristar Subsidiaries to:

                          (i) split, combine or reclassify any outstanding capital stock of Tristar or Sub, or authorize, declare, set aside or pay any dividend payable in cash, stock, property or otherwise in respect of the capital stock of Tristar or any of the Tristar Subsidiaries;

                          (ii) authorize or pay any extraordinary bonuses to employees;

                          (iii) grant any stock options or rights to acquire Tristar Common Stock or common stock of any of the Tristar Subsidiaries to any person or entity, other than options to purchase Tristar Common Stock issued pursuant to employee stock option plans in amounts consistent with past practice;

                          (iv) authorize or issue, sell, pledge, dispose of or encumber any shares of capital stock of Tristar or any of the Tristar Subsidiaries except pursuant to the Tristar Options and other than as contemplated by this Agreement;

                          (v) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, sell, pledge, dispose of or encumber any assets of Tristar or any of the Tristar Subsidiaries;

                          (vi) redeem, purchase, acquire or offer to acquire any shares of Tristar Common Stock or common stock of any of the Tristar Subsidiaries;

                          (vii) enter into or grant any material change in compensation, benefit, severance, consulting or stay-bonus arrangements applicable to employees generally or applicable to any employee with an annual salary in excess of $50,000;

                          (viii) acquire any corporation, partnership, other business organization or division thereof;

                          (ix)    enter into any contract, agreement,
                 commitment or arrangement other than in the ordinary course of business and consistent with past practice;

                          (x) other than capital expenditures in the ordinary course of business and consistent with past practice, authorize any single capital expenditure (including any single capital lease) that is in excess of $25,000 or capital expenditures (including capital leases) that are, in the aggregate, in excess of $250,000;

                          (xi) amend or propose to amend the charter or bylaws of Tristar or Sub; or

                          (xii) take, and Tristar shall use its reasonable efforts to prevent any affiliate of Tristar from taking, any action that would prevent, with the passage of time, the Merger's qualification for accounting treatment similar to "pooling of interests"
         accounting treatment or prevent the Merger from being treated for federal income tax purposes as a reorganization within the meaning of
         Section 368(a) of the Code.

                 (c) Tristar shall use its reasonable efforts (i) to preserve intact the business organization of Tristar and each of the Tristar Subsidiaries, (ii) to maintain in effect any franchises, authorizations or similar rights of Tristar and each of the Tristar Subsidiaries, (iii) to keep available the services of the current officers and key employees of Tristar and each of the Tristar Subsidiaries, (iv) to preserve its goodwill with those having business relationships with Tristar and the Tristar Subsidiaries, (v) to maintain and keep the properties of Tristar and each of the Tristar Subsidiaries in as good a repair and condition as exists on the Effective Date, except for deterioration due to ordinary wear and tear and damage due to casualty; and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that maintained on the Effective Date by Tristar and each of the Tristar Subsidiaries;

                 (d) Tristar shall, and shall cause the Tristar Subsidiaries to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject, except to the extent such failure to perform would not have a Material Adverse Effect on Tristar, and except for such obligations as Tristar or the Tristar Subsidiaries in good faith may dispute; and

                 (e) Tristar shall not, and shall not permit any of the Tristar Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue. Tristar promptly shall advise Eurostar orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a Material Adverse Effect on Tristar.

         4.2 Access to Information; Confidentiality. From the Effective Date to the Effective Time, Tristar shall, and shall cause the Tristar Subsidiaries and its and their officers, directors, employees and representatives to, afford the representatives of Eurostar complete access during normal business hours to its officers, employees, representatives, properties, books and records, and shall furnish Eurostar all financial, operating and other data and information as Eurostar, through its representatives, reasonably may request.

         Tristar agrees to hold in confidence all, and not to disclose to others for any reason whatsoever, any non- public information received by it, any of the Tristar Subsidiaries or its or their representatives in connection with the transactions contemplated hereby except (i) as required by law; (ii) for disclosure to officers, directors, employees and representatives of Tristar and the Tristar Subsidiaries as necessary in connection with the transactions and filings contemplated hereby or as necessary to the operation of Tristar's business; and (iii) for information which becomes publicly available other than through Tristar. If the Merger is not consummated, Tristar will return all non- public documents and other material obtained from Eurostar, the Eurostar Subsidiaries or its or their representatives in connection with the transactions contemplated hereby, and all copies, summaries and extracts thereof, or certify to Eurostar that such information has been destroyed.

         4.3 NASDAQ/NMS Listing. Tristar shall use its reasonable efforts to cause the shares of Tristar Common Stock to be issued upon consummation of the Merger to be approved for listing on the NASDAQ/National Market System, subject to official notice of issuance, prior to the Closing Date.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

         5.1 Proxy Statement. Prior to execution of this Agreement, Tristar prepared and filed with the Commission the preliminary proxy statement (the "Preliminary Proxy Statement") of Tristar relating to the Merger, and as promptly as practicable after the execution of this Agreement, Tristar shall prepare and file with the Commission a definitive proxy statement (the "Proxy Statement") of Tristar relating to the Merger. Subject to the terms and conditions set forth in Article VI, the Proxy Statement shall contain a statement that the Board of Directors of Tristar and the Acquisition Committee of the Board of Directors of Tristar recommended that the stockholders of Tristar approve and adopt the Merger and this Agreement.

         5.2 Approval of Stockholders. Tristar shall promptly take all action reasonably necessary in accordance with the DGCL and its Certificate of Incorporation and bylaws to obtain the approval and adoption of the Merger and this Agreement from Tristar stockholders holding at least 66 2/3% of the Tristar Common Stock. Subject to the terms and conditions set forth in Article VI, the Board of Directors of Tristar (i) shall recommend to the stockholders of Tristar to adopt and approve the Merger and this Agreement and (ii) shall take all action reasonably necessary to obtain the approval and adoption of the Merger and this Agreement from Tristar stockholders holding at least 66 2/3% of the Tristar Common Stock.

         5.3 Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, Tristar and Eurostar shall (i) make all necessary filings with respect to the Merger and this Agreement under the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and shall use its reasonable efforts to obtain required approvals and clearances with respect thereto; (ii) use its reasonable efforts to obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iii) take, or use its reasonable efforts to cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to satisfy or cause to be satisfied all conditions precedent under this Agreement and to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         5.4 Notification of Certain Matters. Tristar shall give prompt notice to Eurostar, and Eurostar shall give prompt notice to Tristar, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the Effective Date to the Effective Time, (ii) any material failure of Tristar or Eurostar, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (iii) any fact or event that would make it necessary to amend the Proxy Statement or to render the statements therein not misleading or to comply with applicable law.

         5.5 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

         5.6 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         5.7 Indemnity. Parent shall indemnify and hold harmless Tristar from and against all damages, costs and expenses (including reasonable attorneys' fees and costs of investigation) arising out of any breach of any of the representations, warranties or covenants of Eurostar or Parent in this Agreement to the extent such damages, costs and expenses exceed in the aggregate $1,000,000. Tristar shall indemnify and hold harmless Parent from and against all damages, costs and expenses (including reasonable attorneys' fees and costs of investigation) arising out of any breach of any of the representations, warranties or covenants of Tristar in this Agreement to the extent such damages, costs and expenses exceed in the aggregate $1,000,000.

         In the event any claim is made, or any suit or action is commenced, against any person in respect of which indemnification may be sought by such person under this Section 5.7 (the "Indemnified Party"), the Indemnified Party shall promptly give the party against whom indemnification is sought (the "Indemnifying Party") notice thereof and the Indemnifying Party shall be entitled to conduct or participate in the defense thereof at the Indemnifying Party's expense; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent the Indemnifying Party is prejudiced thereby. The Indemnifying Party may, at its expense, participate in or assume the defense of any such action, suit or proceeding involving a third party. In such case the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof, and to employ counsel, at its own expense, separate from counsel employed by the Indemnifying Party in any such action and to be liable for the fees and expenses of one firm as counsel (and appropriate local counsel) employed by the Indemnified Party if the Indemnifying Party has not assumed the defense thereof. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.
The Indemnifying Party shall not be liable for any settlement effected without its consent of any claim, litigation or proceedings in respect of which indemnity may be sought hereunder, unless the Indemnifying Party refuses to acknowledge liability for indemnification under this Section 5.7 and/or declines to defend the Indemnified Party in such claim, litigation or proceeding.

         5.8 Termination of Distribution Agreement. On or prior to the Closing Date, each party shall execute and deliver an instrument sufficient to terminate the Distribution Agreement dated October 23, 1992 (the "Distribution Agreement"), among Eurostar, Tristar and Starion International Ltd.


                                   ARTICLE VI

                                   CONDITIONS

         6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

                 (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Tristar as may be required by law and by any applicable provisions of its Certificate of Incorporation or bylaws;

                 (b) No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger;

                 (c) There shall have been obtained any and all material permits, approvals and consents of securities or blue sky commissions of any jurisdiction, and of any other governmental body or agency, that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a Material Adverse Effect on Tristar or the Surviving Corporation after the consummation of the Merger;

                 (d) All approvals of private persons, financial institutions or corporations, (i) the granting of which is necessary for the consummation of the Merger or the transactions contemplated in connection therewith or (ii) the non-receipt of which would have a Material Adverse Effect on Tristar or the Surviving Corporation after the consummation of the Merger, shall have been obtained;

                 (e) Tristar shall have been advised in writing on the Closing Date by Coopers & Lybrand L.L.P. that, in accordance with generally accepted accounting principles and applicable rules and regulations of the Commission, the Merger should be treated substantially similarly to a "pooling of interests" for accounting purposes;

                 (f) Tristar shall have received from Howard Frazier Barker Elliott a written opinion, dated as of the date of this Agreement, satisfactory in form and substance to the Board of Directors of Tristar, to the effect that the terms of the Merger are fair to the minority stockholders of Tristar from a financial point of view, which opinion shall have been confirmed in writing to such Board of Directors (i) as of the date the Proxy Statement is first mailed to the stockholders of Tristar and (ii) as of the Closing Date; and

                 (g)      The Distribution Agreement shall have been terminated.

         6.2 Additional Conditions to Obligations of Tristar. The obligation of Tristar to effect the Merger is, at the option of Tristar, also subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

                 (a) The representations and warranties of Eurostar and Parent contained in Section 2.2 shall be accurate in all material respects as of the Closing Date as though such representations and warranties had been made at and as of that time (except where any such representation or warranty is made as of a date specifically set forth therein); all of the terms, covenants and conditions of this Agreement to be complied with and performed by Eurostar on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate of Eurostar to the foregoing effect dated the Closing Date and signed by the chief financial officer of Eurostar shall have been delivered to Tristar;

                 (b) Since the Effective Date of this Agreement, no Material Adverse Change of Eurostar shall have occurred, and Eurostar and the Eurostar Subsidiaries shall not have suffered any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Eurostar and the Eurostar Subsidiaries, taken as a whole, and Tristar shall have received a certificate of Eurostar signed by the chief executive officer of Eurostar dated the Closing Date to such effect;

                 (c) Tristar shall have received from Akin Gump, Strauss, Hauer & Feld, L.L.P., counsel to Eurostar, an opinion dated the Effective Time covering the matters set forth in Exhibit 6.2(d);

                 (d) Tristar shall have received from Coopers & Lybrand L.L.P., a written opinion dated as of the date that the Proxy Statement is first mailed to stockholders of Tristar to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code,
         (ii) Tristar and Eurostar will each be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) Tristar and Eurostar shall not recognize any gain or loss as a result of the Merger, and such opinion shall not have been withdrawn or modified in any material respect.

         6.3 Additional Conditions to Obligations of Eurostar. The obligation of Eurostar to effect the Merger is, at the option of Eurostar, also subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

                 (a) The representations and warranties of Tristar contained in Section 2.3 shall be accurate as of the Closing Date in all material respects as though such representations and warranties had been made at and as of that time (except where any such representation or warranty is made as of a date specifically set forth therein); all of the terms, covenants and conditions of this Agreement to be complied with and performed by Tristar on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate of Tristar to the foregoing effect dated the Closing Date and signed by the chief financial officer of Tristar shall have been delivered to Eurostar;

                 (b) Since the Effective Date of this Agreement, no Material Adverse Change of Tristar shall have occurred, and Tristar and the Tristar Subsidiaries shall not have suffered any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Tristar and the Tristar Subsidiaries, taken as a whole, and Eurostar shall have received a certificate of Tristar signed by the chief executive officer of Tristar dated the Closing Date to such effect;

                 (c) The shares of Tristar Common Stock issuable upon consummation of the Merger shall have been approved for listing on the NASDAQ/National Market System, subject to official notice of issuance;

                 (d) Eurostar shall have received from Fulbright & Jaworski L.L.P., counsel to Tristar, an opinion dated the Effective Time covering the matters set forth in Exhibit 6.3(d).


                                  ARTICLE VII

                                 MISCELLANEOUS

         7.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of Tristar:

                 (a)      by mutual consent of Eurostar and Tristar;

                 (b) by either Eurostar or Tristar if the Merger has not been effected on or before September 30, 1995;

                 (c) by either Tristar or Eurostar if a final, unappealable order to restrain, enjoin or otherwise prevent, or awarding substantial damages in connection with, a consummation of this Agreement or the transactions contemplated in connection herewith shall have been entered;

                 (d) by Tristar or Eurostar if the required approval of the stockholders of Tristar for the adoption and approval of the Merger and this Agreement is not received;

                 (e) by Tristar if (i) since the Effective Date of this Agreement there has been a Material Adverse Change in Eurostar, taken as a whole, or (ii) there has been a material breach of any representation or warranty set forth in this Agreement by Eurostar which breach has not been cured within ten business days following receipt by Eurostar of notice of such breach;

                 (f) by Eurostar if (i) since the Effective Date of this Agreement there has been a Material Adverse Change in Tristar, taken as a whole, or (ii) there has been a material breach of any representation or warranty set forth in this Agreement by Tristar which breach has not been cured within ten business days following receipt by Tristar of notice of such breach;

                 (g) By Tristar or Eurostar, if the Acquisition Committee of the Board of Directors of Tristar or the Board of Directors of Eurostar, in its discretion, determines that such termination is necessary for the Acquisition Committee of the Board of Directors of Tristar or the Board of Directors of Eurostar, as the case may be, to comply with their respective fiduciary duties to minority stockholders (in the case of Tristar) or stockholder (in the case of Eurostar) under applicable law; or

                 (h) By Tristar or Eurostar, if there is pending or threatened any litigation against Tristar or Eurostar, or any of their respective stockholders, affiliates, directors, officers or employees (other than litigation disclosed in the Tristar Commission Filings), which is, in the view of the Board of Directors of Eurostar or the Acquisition Committee of the Board of Directors of Tristar, reasonably likely to have a Material Adverse Effect on Tristar or Eurostar, either prior to or following the consummation of the Merger.

         7.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 7.1, Tristar and Eurostar shall have no obligation or liability to each other except that (i) the provisions of the second paragraphs of Sections 3.2 and 4.2 and the provisions of Sections 5.6, and this Article VII shall survive any such termination, and (ii) nothing herein and no termination pursuant hereto will relieve any party from liability for any breach of this Agreement.

         7.3 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto; provided that after this Agreement has been approved and adopted by the stockholders of Tristar, this Agreement may be amended only as may be permitted by applicable provisions of the DGCL and the TBCA. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

         7.4 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive for a period of one year following the Closing Date.

         7.5 Public Statements. Tristar and Eurostar agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or applicable stock exchange policy.

         7.6 Assignment. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Except as set forth in this Agreement, this Agreement shall not be assignable by the parties hereto.

         7.7 Notices. All notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

         if to Tristar:             Tristar Corporation
                                    12500 San Pedro Avenue, Suite 500
                                    San Antonio, Texas  78216

                                    Attention:     President

         with a copy to:            Fulbright & Jaworski L.L.P.
                                    300 Convent Street, Suite 2200
                                    San Antonio, Texas  78205

                                    Attention:     Phillip M. Renfro, Esq.

         if to Eurostar             Eurostar Perfumes, Inc.
         or Parent:                 12001 Network, Bldg. E, Suite 110
                                    San Antonio, Texas  78249-3355

                                    Attention:     President

         with a copy to:            Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                    300 Convent Street, Suite 1500
                                    San Antonio, Texas  78205

                                    Attention:     Cecil Schenker, P.C.



or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 7.7. Such notices shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the transmission is confirmed, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

         7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware without giving effect to the principles of conflicts of law thereof.

         7.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

         7.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         7.11 Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

         7.12 Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof and neither this nor any documents delivered in connection with this Agreement confers upon any person not a party hereto any rights or remedies hereunder.





                          SIGNATURES ON FOLLOWING PAGE

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the Date Hereof to be effective on the Effective Date.

                              EUROSTAR PERFUMES, INC.



                              By:    /s/ Viren S. Sheth
                                     ------------------------------------------

                              Name:  Viren S. Sheth
                                     ------------------------------------------
                              Title: President and Chief Executive Officer
                                     ------------------------------------------



                              TRANSVIT MANUFACTURING CORPORATION



                              By:    /s/ Mahendra Sheth
                                     ------------------------------------------

                              Name:
                                     ------------------------------------------
                              Title:
                                     ------------------------------------------



                              TRISTAR CORPORATION



                              By:    /s/ Loren Eltiste
                                     ------------------------------------------

                              Name:  Loren Eltiste
                                     ------------------------------------------
                              Title: Vice President and Chief Financial Officer
                                     ------------------------------------------